Exhibit 99.1

Amphenol

News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030
Wallingford, CT 06492-7530
Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Senior Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

ACQUISITION OF CONNECTION SYSTEMS DIVISION

OF TERADYNE, INC.

REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut.  October 10, 2005.  Amphenol Corporation (NYSE-APH) announced today that it has reached an agreement to acquire the Connection Systems division of Teradyne, Inc. (NYSE-TER) for approximately $390 million in cash (subject to a post closing working capital adjustment).  The sale is subject to regulatory approval and customary closing conditions and is expected to close in the fourth quarter.

Teradyne Connection Systems (TCS), headquartered in Nashua, New Hampshire, is a leading supplier of high-speed, high-density, printed circuit board interconnect products.  TCS has annual sales of approximately $380 million and sells its products primarily to the data communications, storage and server markets, wireless infrastructure markets and industrial markets. TCS has facilities in North America, Europe and Asia and employs approximately 2,250 people worldwide.

“We are extremely pleased to add TCS to the Amphenol family,” said Martin H. Loeffler, Amphenol’s Chairman and CEO.  “TCS has enormous technological capabilities and is the leader in the development of high-speed, high-density board level interconnect products.  The addition of TCS is entirely complementary to Amphenol’s product offering and will significantly enhance our already strong position in the communication and information technology markets.  We will now provide a complete and integrated interconnect solution to these markets, similar to what we have successfully achieved in other markets.  In addition, we are excited about the possibilities created by the combination of Amphenol’s strong operating discipline and TCS’s industry leading technology, and we look forward to working in partnership with TCS’s experienced management team.  We plan to finance the acquisition through an increase in our revolving credit facility.  Consistent with our acquisition strategy and assuming a continuation of current economic conditions, we expect the TCS acquisition to be accretive to earnings per share in the first year post acquisition.”

The Company will host a conference call to discuss this acquisition at 1:00 PM (ET) October 10, 2005.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number 517-623-4547; Passcode: Reardon.  There will be a replay available until 5:00 PM (ET) on Wednesday, October 12, 2005.  If you are unable to participate on the call the replay numbers are as follows:  the toll free dial-in number is 866-346-2430 and International dial-in replay number is 203-369-0007.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/index.cfm/fuseaction/financial.webcasts.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe and Asia and sold by a worldwide sales and marketing organization.  The primary end markets for the Company’s products are communication systems for the converging technologies of voice, video and data communications, industrial/automotive and military/aerospace applications.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to Part I, Item 1 of the Company’s Form 10-K for the year ended December 31, 2004, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.